FIRST AMENDMENT

             THIS FIRST AMENDMENT TO AGREEMENT ("First Amendment") is made as of the 23rd day of November 1993, by and among Jorge L. Mas, Jorge Mas, Juan Carlos Mas and Jose Ramon Mas (each, a "Seller" and together, "Sellers"), and Burnup & Sims Inc., a Delaware corporation with principal offices at One North University Drive, Fort Lauderdale, FL 33324 ("Burnup"). All capitalized terms used but not defined herein have the meanings specified in the Agreement (as defined below).

             WHEREAS, the parties hereto have executed and delivered the Agreement dated as of October 15, 1993, pursuant to which Burnup has agreed to purchase, and the Sellers have agreed to sell, the Shares in exchange for the Burnup Shares (the "Agreement");

             WHEREAS, Burnup has requested that Sellers agree to amend the Agreement in certain respects; and

             WHEREAS, Sellers are willing to amend the Agreement as set forth herein;

             NOW, THEREFORE, the parties, intending to be legally bound and in consideration of the promises herein contained, agree as follows:

             Section 1.  Amendment to Section 1.1 of Agreement.   Section 1.1 of
   the Agreement is hereby amended by deleting the first sentence thereof in its entirety and substituting therefor the following sentence:

                  In full consideration for the Shares,
                  which the parties have valued at
                  $58,800,000, Burnup will, on the
                  Closing Date, deliver 10,250,000 shares
                  of the common stock of Burnup, par
                  value $.10 per share, free and clear of
                  all Liens  (as defined in Section 2.2),
                  to Sellers in the amounts set forth in
                  Schedule 1 hereto.
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             Section 2.  Amendment to Sections 1.4 and 9.1(d) and (e).   Each of
   Sections 1.4 and 9.1(d) and (e) of the Agreement is hereby amended by deleting "January 31, 1994" therefrom and substituting therefor "February 28, 1994".

             Section 3. Amendment of Schedule 1. Schedule 1 to the Agreement is hereby amended by deleting the text thereof in its entirety and substituting therefor the text of Schedule 1 attached hereto as Exhibit A.

             Section  4.   Amendment  to  Disclosure Schedule.    The Disclosure
   Schedule is hereby amended by deleting the text thereof in its entirety and substituting therefor the text of the Disclosure Schedule attached hereto as Exhibit B.

             Section 5. Amendment to Section 3.10 of the Burnup disclosure Schedule. Section 3.10 of the Burnup Disclosure Schedule is hereby amended to add to the litigation set forth therein the litigation styled Albert H. Kahn, et al. v. Nick A. Caporella, et al., civil Action No. 13248, filed in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware.

             Section 6. Amendment to Section 5.11(b) of the Burnup disclosure Schedule. Section 5.11(b) of the Burnup Disclosure Schedule is hereby amended by deleting the text thereof in its entirety and substituting therefor the following:

             Burnup may, on or prior to the Closing
             Date, pay compensation in recognition
             of loyalty and past service (in an
             aggregate amount not to exceed
             $1,000,000) to such executive officers
             and employees of Burnup and in such
             individual amounts, as Nick A.
             Caporella shall determine, in his sole
             discretion, after consultation with
             Jorge Mas.

             Section  7.  No  Other Amendments.   Except as  amended hereby, the
   Agreement shall remain in full force and effect in accordance with its terms and all references to the Agreement therein or elsewhere shall mean the Agreement as amended by this First Amendment. All references to the First Amendment in the Agreement or elsewhere shall mean this First Amendment.
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             Section 8.  Waiver.   The parties  hereto waive their rights  under
   the Agreement arising as a result of the institution of the litigation styled Albert H. Kahn, et al. v. Nick A. Caporella, et al., Civil Action No. 13248, filed in the Court of Chancery of the State of Delaware in and for New Castle
   County,  Delaware,   including,  without  limitation,  their   right  not  to
   consummate the Acquisition pursuant to Article VII of the Agreement and any right to indemnification pursuant to Section 10.01(a) or Section 10.1(b). Such waiver shall not constitute a waiver of any other rights under the Agreement or of Article VII or Section 10.1(a) or Section 10.1(b) with respect to any other matter.

             Section 9. Counterparts. This First Amendment may be executed in one or more counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

             Section 10. Governing Law. This First Amendment shall be governed and construed in accordance with the laws of the State of Florida without regard to any applicable principles of conflicts of law. Burnup agrees to the irrevocable designation of the Secretary of State of the State of Florida as its agent upon whom process against it may be served. Each of Sellers agrees to the irrevocable designation of Eliot C. Abbott as his agent upon whom process against him may be served. Each of the parties hereto agrees to personal jurisdiction in any action brought under this First Amendment in any court, Federal or State, within the State of Florida having subject matter jurisdiction over such action. The parties to this First Amendment agree that any suit, action, claim, counterclaim or proceeding arising out of or relating to this First Amendment shall be instituted or brought in the United States District Court for the Southern District of Florida, or, in the absence of jurisdiction, the state court located in Dade County. Each party hereto waives any objection which it may have now or hereafter to the laying of the venue of any such suit, action, claim, counterclaim or proceeding, and irrevocable submits to the jurisdiction of any such court in any such suit, action, claim, counterclaim or proceeding.

             Section 11.  Incorporation.   This First Amendment shall  be deemed
   to incorporate all of the provisions of the Agreement as if fully set forth herein.
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             IN  WITNESS WHEREOF,  the parties hereto  have executed  this First
   Amendment as of the date first written above.

                                 SELLERS:

                                    /s/ Jorge Mas Canosa
                                 ________________________
                                 Name:  Jorge L. Mas

                                    /s/ Jorge Mas
                                 ________________________
                                 Name:  Jorge Mas

                                    /s/ Juan Carlos Mas
                                 ________________________
                                 Name:  Juan Carlos Mas

                                    /s/ Jose Ramon Mas
                                 ________________________
                                 Name:  Jose Ramon Mas






   Attest:                       BURNUP & SIMS INC.

   By: /s/ Margaret M. Madden         By: /s/ Nick A. Caporella
      __________________________   ____________________________
      Name: Margaret M. Madden         Name: Nick A. Caporella
      Title: Vice President &          Title: President & Chief
             Corporate Secretary              Executive Officer
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